EXHIBIT 10.1

August 31, 2011

All Fuels & Energy Company

Attn: Dean E. Sukowatey

6165 N.W. 86th Street

Johnston, Iowa 50131

Office:: (515) 331-6509

RE: Participation Agreement for Beauregard Parish Prospect

365 mineral acres in Beauregard Parish, Louisiana

When executed by you in the manner provided below, this Participation Agreement (“Agreement”) will evidence an agreement between Bering Exploration, Inc. (hereinafter referred to as “Bering” or “The Company”) and All Fuels & Energy Company (hereinafter referred to as “All Fuels” or “Participant”) covering your participation in the above referenced Prospect. Bering Exploration, Inc. shall be designated as “Operator” of the well(s) drilled therein. The terms of this Agreement are as follows:

I. EXHIBITS

The following exhibits are attached hereto and made a part of this Agreement:

A. Exhibit A to Participation Agreement

Legal Description of Beauregard Prospect

II. AGREEMENT TO CONVEY INTEREST IN LEASES

A. Bering agrees, within thirty (30) days of a written request by All Fuels and only after the initial well has been drilled, that it or its designee shall assign to All Fuels 5.00% of 8/8ths interest in and to the subject Leases.

B. Bering or its designee shall deliver to Participant an assignment of an undivided 5.00% interest in and to the Leases purchased in the referenced prospect. The oil, gas and mineral leases and interest to be assigned shall provide and Bering agrees to deliver a seventy-five percent (75%) net revenue interest in the Leases. In the event the leasehold burdens are equal to or greater than 25%, the net revenue interest assigned will be 100% less the lease burden.

III. TEST WELLS

A. Participant agrees to participate in the drilling of the initial Test Well. “Test Well” means the first well that is proposed and drilled in the Prospect. The Test Well shall be drilled to a depth of 10800’ (Measured Depth).

B. The Test Well shall be drilled by Bering for a turnkey price. A copy of the Drilling Contract will be furnished to Participant upon request.

C. If it is determined by the Operator that the “Test Well” shall be deepened below the “Contract Depth” to evaluate zones below the 10800’ for future development, participants shall be notified and presented with an AFE (estimated cost to deepen). Participants will then be provided twenty-four (24) hours, if there is a rig on location, to make an election. In the event Participant elects NOT to participate in the deepening operations, said Participant shall forfeit any and all right, title and interest in and to said deeper prospect.

IV. SUBSTITUTE TEST WELL

A. If the Test Well is abandoned prior to reaching Contract Depth due to heaving shale, salt water flow, rock salt, dome formation, lost circulation, impenetrable formation, mechanical difficulty or other conditions rendering further drilling impractical, any party who participated in drilling the Test Well shall have the option, but not the obligation, to propose and drill a substitute well (hereinafter referred to a “Substitute Test Well”). The parties who participate in drilling the Test Well shall have the right to participate in drilling the Substitute Test Well by following the same procedure and the same elections set forth in Section III of this Agreement for the Test Well.

V. COST OF THE TEST WELL

A. The cost to Participant for all operations necessary to drill the Test Well and any Substitute Test Well to Contract Depth, conduct all open hole evaluation procedures (plug and abandon the Test Well and restore the drill site if no completion is attempted) shall be based upon an interest of 5.00% of 8/8ths of the estimated cost to drill the well. Participant’s proportionate share of the costs incurred to date is SIX THOUSAND SIX HUNDRED AND FIFTY AND NO/100 US DOLLARS ($6,650.00 US), and shall be due and payable contemporaneously with the execution of this Agreement, by check payable to Bering. All future costs to drill the Test Well will be billed to Participant as incurred and will be due and payable upon invoice receipt.

B. The cost to Participant for completing and equipping the Test Well and any Substitute Test Well shall be 5.00% of 8/8ths of the actual costs plus the applicable overhead rate per the COPAS provisions of the JOA contemplated in Article VIII of this Participation Agreement.

VI. PARTICIPATION BY OTHER PARTIES

In the event that there are any persons who are not parties to a participation agreement with Bering who own working interest in the drilling unit for the Test Well and who choose to participate for a proportionate share of the drilling and completion costs, the cost and working interest to Participant of drilling or completing the Test Well shall be proportionately reduced to reflect the actual interest of Participant.

VII. COST OF SUBSEQUENT/DEVELOPMENT WELLS

For any well(s) drilled after the drilling of the Test Well and any Substitute Test Well within an AMI area in which Participant participates, Participant’s share of costs shall be 5.00% of 8/8ths of the actual costs (i.e. no promote) subject to the terms of the JOA attached contemplated herein.

VIII. OPERATING AGREEMENT

If it is determined that the well will be completed, Operator shall forward a standard AAPL-610 Joint Operating Agreement (JOA) applicable to all operations hereunder for your review and execution. Bering Exploration, Inc. shall be designated as Operator in said JOA. In the event of a conflict between the terms and provisions of this Agreement and the JOA, this Agreement shall prevail.

IX. INFORMATION TO BE FURNISHED

Bering shall notify Participants when actual drilling of a Test Well is commenced and shall, upon request, furnish Participants with copies of all regulatory permits for the Louisiana Office of Conservation. During the drilling of any of the Test Well, Participants’ duly authorized representatives shall have access, at their own risk, at all times to the derrick floor and shall be given any available information requested regarding the well, including daily drilling reports, Monday through Friday, and sufficient notice of all tests or the running of a log in order for Participants to have representatives present, if so desired.

X. INSURANCE

At all times while conducting operations under this Agreement, Operator shall carry or cause to be carried adequate insurance coverage for the benefit of the Participants.

XI. PROVISION CONCERNING TAXATION

Nothing in this agreement or in any of the exhibits attached hereto is intended to create or shall it be deemed to create a joint venture or a mining or other partnership of any kind, or to provide for or create any joint liability.

XII. NOTICES

All notices, proposals, reports and other communication given under this Agreement shall be sent to the parties at the following addresses (please complete your contact information):

Bering Exploration, Inc.

710 North Post Oak, Suite 410

Houston, TX 77024

Office: (713) 780-0806

Email: steven@clearfinancials.com

All Energy Company

Attn: Dean E. Sukowatey

6165 N.W. 86th Street

Johnston, Iowa 50131

Office:: (515) 331-6509

Email: dean@sukowatey.com

and to such other addressees as the parties may designate in writing, notices, etc. may be sent by mail, fax or expedited delivery service. Any notice, etc. shall be deemed to be received by the addressee on the day after it is actually sent.

XIII. ASSIGNMENTS

The form of assignment(s) shall be mutually agreed upon, and Bering shall be responsible for all filing and recordation and the obtaining of all necessary approvals and/or consents to the assignment(s).

XIV. HEIRS, SUCCESSORS, AND ASSIGNS

Any assignment or transfer of an interest under this Agreement shall be expressly made subject to this Agreement and the JOA contemplated in Article VIII of this Participation Agreement. In any such assignment, the assigning party shall furnish its assignee with a copy of this Agreement and all exhibits attached thereto, and the assignee(s) shall agree to assume and be bound by the terms and provisions hereof.

XV. CONTROLLING LAW

This Agreement and the parties’ rights and obligations under it shall be governed by the Laws of the State of Texas.

XVI. EFFECT OF PARAGRAPH HEADINGS

The headings of the paragraphs herein have been used for convenience only and shall not be used in construing the provisions of this Agreement.

XVII. EFFECTIVE DATE

This Agreement shall be effective for all purposes as of August 31, 2011, regardless of the date of its actual execution.

XVIII. ACCEPTANCE

This Agreement shall not be binding upon Bering until All Fuels shall indicate its acceptance of the terms and provisions herein contained by executing in the space provided below and returning a copy of the executed Participation Agreement (electronic copies are acceptable) and a check or wire transfer (wiring instructions provided upon request) covering All Fuel’s share of the costs incurred to date and acceptance of the future cost to drill the initial well to casing point, described in Section II hereof. This Agreement may be executed in multiple counterparts, all of which taken together shall constitute one (1) Agreement.

Sincerely,

Bering Exploration, Inc.

By: /s/ STEVEN M. PLUMB

Steven M. Plumb, CPA

Chief Financial Officer

AGREED TO AND ACCEPTED THIS 31st DAY OF August, 2011.

All Energy Company

By:/s/ DEAN E. SUKOWATEY

Dean E. Sukowatey Chief Executive Officer

62-1581902